Exhibit 10.1

EXECUTION COPY

To:          Polaroid Holding Company (the “Obligors’ Agent”)
                1265 Main Street
                Waltham,
                Massachusetts 02451

Attn:       Treasurer

8 December 2004

Eighth Waiver and Amendment Letter

Ladies and Gentlemen:

1              The Obligors’ Agent, Polaroid Corporation (formerly known as OEP Imaging Operating Corporation) (“Polaroid”), Polaroid Holding Company (formerly known as OEP Imaging Corporation), and certain subsidiaries of Polaroid (collectively, the “Polaroid Group”) entered into a $100 million credit agreement dated July 29, 2002 with a group of lenders led by Citicorp USA, Inc. as Domestic Administrative Agent, Domestic Collateral Agent and Foreign Syndication Agent and Bank of America, N.A. as Foreign Administrative Agent, Foreign Collateral Agent (the “Collateral Agent”) and Domestic Syndication Agent (as amended by a first waiver and amendment letter dated August 30, 2002, a second waiver and amendment letter dated March, 2003, a third waiver and amendment letter dated April, 2003, a fourth waiver letter — in two parts, both dated May, 2003, a fifth waiver and amendment letter dated August 5, 2003, a sixth waiver and amendment letter dated 14 November 2003 and a seventh waiver and amendment letter dated 22 September 2004, and as may be amended, restated or supplemented from time to time, collectively the “Credit Agreement”). Pursuant to the terms of the Credit Agreement, the Polaroid Group entered into certain security arrangements in favour of the Collateral Agent on its own behalf and on behalf of each of the other Lenders.

2              Unless otherwise defined in this Letter, terms and expressions defined in (including by reference to another document) the Credit Agreement shall have the same meanings when used in this Letter.

3              Polaroid has requested an amendment to the Credit Agreement, more specifically:

3.1          an amendment to the definition of “Cash Equivalents” in Section 1.1 (Defined Terms) of the Credit Agreement and to Section 8.3(b) of the Credit Agreement;

3.2          an amendment to Section 8.1 (Indebtedness) of the Credit Agreement allowing for the provision of, inter alia, ACH Lines; and

3.3          an amendment to Section 8.5 (Restricted Payments) of the Credit Agreement allowing for the one time payment of a dividend or other distribution to the preferred shareholders of the Company.

4              The Requisite Lenders have delivered their approvals of the requested amendments set forth below.

5                                         On our own behalf and on behalf of each of the other Requisite Lenders, we agree that:

5.1                               Section 1.1 (Defined Terms) of the Credit Agreement shall be amended as follows:

5.1.1                     by adding the following new definitions in alphabetical order:

““BofA Money Market Funds” means (i) the Bank of America Global Liquidity Funds plc - US Dollar Fund, (ii) the Bank of America Global Liquidity Funds plc - Euro Fund, (iii) the Nations Strategic Cash Portfolio and (iv) the Standard Life Investments (Global Liquidity Funds) plc — Sterling Fund.”;

““Citigroup Money Market Funds” means (i) Citigroup Institutional Liquid Reserves and (ii) Citigroup Institutional Cash Reserves, Class O.”;

““Control Account Agreement” means a control account agreement (or its equivalent) in form and substance satisfactory to the Collateral Agents, executed by the Company or the relevant Subsidiary, the Administrative Agents and acknowledged and agreed to by the relevant money market fund manager.”; and

““Daylight Facility Agreement” means any agreement entered into or to be entered into between a Group Member and a Lender for the purpose of covering intra-day Indebtedness of such Group Member to such Lender pursuant to cash management arrangements of such Group Member, including the use of ACH and BACS facilities to support such arrangements.”; and

5.1.2                     by amending and restating the proviso at the end of paragraph (d) of the definition of “Cash Equivalents” in its entirety as follows:

“provided, however, (other than the BofA Money Market Funds and the Citigroup Money Market Funds) that the maturities of all obligations of the type specified in clauses (a) through (c) above shall not exceed 180 days.”;

5.2                               Section 8.1 (Indebtedness) of the Credit Agreement shall be amended by:

5.2.1                     deleting the word “and” at the end of sub-paragraph (f) thereof;

5.2.2                     deleting the period and replacing it with a semi-colon and the word “and” at the end of sub-paragraph (g) thereof; and

5.2.3                     adding the following new subparagraph (h):

“(h)         Indebtedness arising in the ordinary course of business of any Group Member in relation to its cash management arrangements, including in respect of any Daylight Facility Agreements, entered into in accordance with Section 7.17 (Cash Management).”;

5.3                               Section 8.3(b) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(b)         Investments in cash and Cash Equivalents held in a Cash Collateral Account with respect to which either (i) an Administrative Agent for the benefit of the Secured Parties has a first priority perfected Lien or (ii) a Control Account Agreement has been duly executed;”; and

5.4                               Section 8.5(b) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(b)         a Restricted Payment constituting a one time dividend or other distribution of up to $24,500,000 to the preferred shareholders of the Company;”.

6                                         The Requisite Lenders have required the following amendments to be made to the Credit Agreement:

6.1                               by adding the following new definition in alphabetical order:

““Cash Flow” means, in respect of the Group in relation to any period, the aggregate of EBITDA for that period (without double counting):

(a)           plus, to the extent not already taken account of in EBITDA, any cash proceeds from any Asset Sales (including intangible items) during that period, but minus any Net Cash Proceeds received during that period to the extent the same are applied in prepayment of the Loans;

(b)           plus any cash receipts by way of exceptional and extraordinary items and minus any cash payments by way of exceptional and extraordinary items, in each case, received or made during that period;

(c)           minus any scheduled, mandatory or voluntary repayments of the Loans during such period to the extent not already deducted under paragraph (a) above (but, if constituting repayments of the Revolving Credit Facilities, only to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments);

(d)           minus Capital Expenditure in respect of that period paid during that period;

(e)           minus the aggregate of all income taxes paid during that period; and

(f)            minus the payment of any dividends or other distributions to the shareholders of the Company to the extent permitted by this Agreement (including, for the avoidance of doubt, the dividend or other distribution permitted by Section 8.5(b)).”; and

6.2                               by amending Article V (Financial Covenants) of the Credit Agreement by adding a new Section 5.8 as follows:

Section 5.8            Cash Flow.    The Group will not permit the amount of the Cash Flow of the Group during each of the periods set forth below, as determined as of the end of each Fiscal Month, to be negative by more than the amount set forth below for such period:

Period	Cash Flow
September 27, 2004 through October 31, 2004	$85,000,000
September 27, 2004 through November 28, 2004	$85,000,000
September 27, 2004 through December 31, 2004	$85,000,000
September 27, 2004 through February 6, 2005	$85,000,000
September 27, 2004 through March 3, 2005	$85,000,000
September 27, 2004 through April 3, 2005	$85,000,000
September 27, 2004 through May 8, 2005	$85,000,000
September 27, 2004 through June 5, 2005	$85,000,000
September 27, 2004 through July 3, 2005	$85,000,000
September 27, 2004 through July 31, 2005	$85,000,000

7                                         The Requisite Lenders have required Section 5.2 (Accounts and Payments in Respect of General Intangibles) of the Pledge and Security Agreement to be amended by deleting the words “during the continuance of an Event of Default” appearing in the first sentence thereof and replacing the same with the words “after a Borrowing under the Credit Agreement”.

8                                         In accordance with Section 11.1 (Amendments, Waivers, Etc.) of the Credit Agreement, on our own behalf and on behalf of each of the other Lenders, we agree that the amendments requested above shall take effect from and after such time as the Requisite Lenders have delivered their approvals thereof; provided, however, that as soon as possible after the date of this Letter but in any event, not later than 30 days after the date of this Letter, all necessary amendments shall be made to the various pledges and/or charges over the bank accounts of the Company and its Group members to provide for full dominion and control by the respective Collateral Agent in the event that there is a Borrowing under the Facility.

9              The Obligors’ Agent, on behalf of itself and each of the other Loan Parties, hereby certifies, after careful consideration, that the following statements are true on the date hereof:

9.1                               the representations and warranties set forth in Sections 4.1, 4.2, 4.5, 4.7 (save for such litigation as more particularly set out in the Schedule attached hereto), 4.8, 4.9, 4.10, 4.11(b), 4.11(d), 4.12, 4.14, 4.15(a), 4.15(b), 4.16(c), 4.16(d), 4.17(a), 4.17(b) and 4.18 of Article IV (Representations and Warranties) of the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; and

9.2          no Default or Event of Default has occurred and is continuing on the date hereof.

10           The Obligors’ Agent, on behalf of itself and each of the other Loan Parties, confirms its agreement to the above amendments and that the Loan Parties’ obligations under the Loan Documents to which they are parties remain in full force and effect notwithstanding the making of such amendments.

11           The Obligors’ Agent confirms that in entering into this Letter it is acting on its own behalf and as Obligors’ Agent for the other Loan Parties under Section 11.19 (Obligors’ Agent) of the Credit Agreement.

12                                  Save as amended or waived by this Letter, the provisions of the Credit Agreement  shall continue in full force and effect and the Credit Agreement and this Letter shall be read and construed as one instrument.  This Letter is a Loan Document.

13                                  Please sign and return the attached copy of this Letter to signify your acceptance of its terms and conditions.  This Letter may be executed in counterparts each of which shall be deemed to constitute an original.

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14                                  This Letter and the rights and obligations of the parties hereto shall be is governed by, and construed and interpreted in accordance with, the law of the State of New York.

Yours faithfully

/s/ Keith R. Gerding	/s/ Charles Hodgson
For and on behalf of Citicorp USA, Inc. as Domestic Administrative Agent	For and on behalf of Bank of America, N.A. as Foreign Administrative Agent

/s/ Keith R. Gerding	/s/ Charles Hodgson
For and on behalf of Citibank, N.A. as Lender	For and on behalf of Bank of America, N.A. as Lender

John Halloway
For and on behalf of National City Commercial Finance, Inc. as Lender	For and on behalf of UPS Capital Corporation as Lender

To:          Citicorp USA, Inc.
                as Domestic Administrative Agent

                Bank of America, N.A.

                as Foreign Administrative Agent

We acknowledge receipt of the Letter and hereby confirm our agreement to the terms and conditions thereof.

Yours faithfully

/s/ Sean Lannan, VP & Treasurer
For and on behalf of
Polaroid Holding Company
(acting on its own behalf and as Obligors’ Agent
on behalf of each other Loan Party at the date hereof)

Date:	December 8, 2004